EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-172872) and Form S-8 (Nos. 033-54583, 033-63273, 333-58039, 333-66415, 333-49014, 333-49016, 333-69724, 333-69726, 333-100342, 333-111214, 333-147882, 333-158216, 333-177202, 333-182758, and 333-184945) of Dell Inc. of our report dated March 12, 2013, except for the effects of the segment changes included in Notes 1, 8, and 15 as to which the date is August 6, 2013, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PRICEWATERHOUSECOOPERS LLP
Austin, Texas
August 6, 2013